Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Tong Ying Group

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to be Paid	Equity	Ordinary shares, $0.005 par value per share	457	(o)			$10,000,000	0.00015310	$1,531

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts(3)						$10,000,000		$1,531
	Total Fees Previously Paid								$0
	Total Fee Offsets								0
	Net Fee Due								$1,531

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.